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                                                                    EXHIBIT 99.1


PRESS RELEASE

SALTON, INC. ANNOUNCES PRELIMINARY SECOND-QUARTER SALES

MT. PROSPECT, Ill.--(BUSINESS WIRE)--Jan. 8, 2001--Salton, Inc. (NYSE: SFP - news), today announced preliminary estimates for its fiscal 2001 second quarter ended December 31, 2000.

The Company currently anticipates that net sales for the second quarter will be lower by 10% to 12% compared to net sales of $292.8 million reported in last year's comparable quarter. As Salton previously announced in its fiscal 2001 first quarter earnings release, net sales for December were in fact impacted by the general softness experienced throughout the retail sector during the holiday selling season. While retail sales remained strong for most of the Company's products, especially George Foreman indoor grills, retail re-orders from Salton's diversified channels of distribution were significantly lower late in the quarter than previously expected. However, the Company's national television campaign that aired in November and December resulted in significant reductions of George Foreman inventories at the retail level, as well as substantial increases of consumer sales compared to the year ago period. Salton expects that this trend may continue into the Company's fiscal 2001 third quarter.


Leonhard Dreimann, Chief Executive Officer of Salton, commented "Although we are clearly disappointed that we were not able to avoid the soft holiday retail season, we do realize that the second quarter comparison of fiscal 2001 follows a record sales gain last year of 105%, and the highest quarterly revenue figure ever reported in the Company's history. While sales for the third quarter may be potentially impacted, we are optimistic that continued product introductions, including our revolutionary Ultravection(TM) oven and George Foreman outdoor grills in the third quarter, as well as the Ultrasonic Toothbrush and accessories, will help to offset the weakness experienced in some other product categories. Additionally, Salton's management team and Board of Directors continue to believe that the Company is well-positioned for future growth, and as such, the Company will continue to repurchase shares from time-to-time under the Company's recently instituted share repurchase program announced in November."

The Company expects to report second quarter fiscal 2001 earnings results pre-market on Tuesday, February 6, 2001. A conference call will be held at 10:00 a.m. EST. and will be broadcast live over the Internet. The webcast can be accessed via the Company's website, www.saltoninc.com. At this


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time the Company will provide additional financial guidance for the Company's remaining quarters and full year.

About Salton, Inc.

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances, tabletop products and personal care/time products. Its portfolio of well-recognized owned and licensed brand names includes Salton(R), Toastmaster(R), Maxim(R), Breadman(R), Juiceman(R), Juicelady(R), George Foreman Grills(R), White-Westinghouse(R), Farberware(R), Melitta(R), Block(R) China, Atlantis(R), Sasaki(R), Rejuvenique(R), Ingraham(R), Calvin Klein(R), Sonex(R), Stiffel(R), and Relaxor(R).

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; the risks related to intellectual property rights; risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

Contact:

     Salton, Inc., Mt. Prospect
     William B. Rue, 847/803-4600
       or
     Morgen-Walke Associates, New York
     Investor Relations: Hulus Alpay/Brian Schaffer
     Press: Greg Tiberend/Ellen Paz
     212/850-5600